Exhibit 99.2

Media Contacts
Lewis Goldberg / Caitlin Kasunich
212.896.1216 / 212.896.1241
lgoldberg@kcsa.com / ckasunich@kcsa.com

KBL Merger Corp. IV SPAC Announces Non-Binding Term Sheet to Acquire CannBioRx Life Sciences Corp. and its Three Interactive Programs

Programs Focused on Developing Novel Pharmaceutical Drugs and Man-Made Cannabinoids that Target Key Pathways in Inflammatory Diseases

Spearheaded by Pharmaceutical Pioneers Prof. Sir Marc Feldmann, Prof. Lawrence Steinman and Dr. Jonathan Rothbard

New York, N.Y. (May 14, 2019) – KBL Merger Corp. IV (“KBL” or “the Company”) (NASDAQ: KBLM), a special purpose acquisition corporation, or SPAC, that completed its IPO in June 2017, announced today that it has entered into a non-binding term sheet to acquire CannBioRx Life Sciences Corp. (“CannBioRx”) and its three key programs, which, if completed, will constitute KBL’s qualifying business combination transaction. These transactions are subject to due diligence by the parties, the amalgamation and internal reorganization of CannBioRx and the companies comprising the three programs, the negotiation and execution of definitive agreements and approval by the respective Boards of Directors of KBL and CannBioRx, as well as KBL’s and CannBioRx’s respective shareholders. There can be no assurance that the proposed transaction will be completed on the terms set forth in the non-binding term sheet, or at all.

If a definitive agreement is entered into and the transaction is completed, it would result in a publicly traded enterprise to be formed by the amalgamation of three programs of synergistic scientific work focused on treating inflammatory diseases: 180 Therapeutics, a late clinical-stage biopharmaceutical company focused on the discovery and development of novel biologic therapies for treating fibrosis; Katexco Pharmaceuticals, a pre-clinical effort for developing innovative, orally available therapies harnessing the brain’s nicotinic receptors to treat inflammatory diseases; and CannBioRex Pharmaceuticals, a pre-clinical initiative focused on the development and commercialization of man-made cannabinoids for arthritis, pain, diabetes and obesity.

“Bringing together these three unique programs under a single operating umbrella will enable us to target various key pathways in inflammation and capitalize on two decades of extensive scientific research. We also believe that creating a more robust entity will result in a de-risked, greater opportunity for success, as we believe that combination therapies represent the future of cost-effective healthcare,” said Prof. Sir Marc Feldmann. “With this broad portfolio, we believe that we may be able to address many major medical needs that provide opportunities for targeting inflammation. We intend to not only advance drug development and clinical trials for existing programs but also to identify new cannabinoid compounds and other therapeutics for future treatments.”

“The scientific team behind CannBioRx has discovered and developed highly successful pharmaceuticals that have been used to improve the lives of millions of patients worldwide, generating billions of dollars in global revenues,” added Dr. Marlene Krauss, CEO of KBL Merger Corp. IV. “If the proposed transaction is completed, we will bring together highly accomplished scientists in the medical cannabis and biotech industries, with significant expertise in developing new therapeutics and access to a broad intellectual property portfolio. Through the combined entity, KBL will attempt to capitalize on what we believe to be a vast, untapped market opportunity, combining non-plant-touching, pharmaceutical-grade, non-psychoactive cannabis and drug development programs to potentially create more effective treatments.” Pursuant to the non-binding term sheet and upon closing of the proposed transaction, CannBioRx intends to establish the following leadership team:

Prof. Sir Marc Feldmann, Co-Chairman of the Board of Directors – A leading immunologist, professor at the University of Oxford and the inventor of anti-TNF (tumor necrosis factor) therapy, which is the world’s biggest selling drug class.1 With his team, he discovered the advantages of targeting TNF, as well as using combination therapies. Centocor Biotech (now Janssen Biotech under Johnson & Johnson) licensed Prof. Feldmann’s key patent to develop Remicade, which is one of the highest selling drugs in the world2, and AbbVie licensed his patents for use with Humira, the world’s best-selling drug.3

Prof. Lawrence Steinman, Co-Chairman of the Board of Directors – Professor of Neurology and Pediatrics at Stanford University. His work led to the development of Tysabri, a highly effective treatment for multiple sclerosis and inflammatory bowel disease. Tysabri was bought by Biogen and generates approximately $2 billion in revenue. He also founded Neurocrine Biosciences, a NASDAQ-listed company with an approximately $7.2 billion market cap. His lab at Stanford University is dedicated to understanding the pathogenesis of autoimmune diseases, particularly multiple sclerosis. He was on the Board of Centocor. Dr. Steinman received a B.A. from Dartmouth College and M.D. from Harvard Medical School.

Dr. Marlene Krauss, Chief Executive Officer – Founder and managing director of three (3) KBL healthcare venture capital funds and previously CEO and chairman of three (3) healthcare-oriented KBL SPACs. Dr. Krauss has 35+ years of experience in acquiring, growing and selling more than 30 companies in healthcare services, pharmaceuticals and medical devices. She also trained as a retinal surgeon and is a fellow of the American Academy of Ophthalmology. Dr. Krauss received a B.A. from Cornell University, M.D. from Harvard Medical School and M.B.A. from Harvard Business School.

Dr. Jonathan Rothbard, Chief Scientific Officer – Responsible for helping to establish a variety of biotech startups, including Amylin Pharmaceuticals (acquired by Bristol-Myers Squibb in 2012), ImmuLogic, CellGate and Cardinal Therapeutics. Dr. Rothbard completed his post-doctoral fellowship with Dr. Gerald Edelman at Rockefeller University and served as Head of the Molecular Immunology laboratory at the Imperial Cancer Research Fund in London before returning to Stanford University.

George Hornig, Chief Operating Officer – Has more than 35 years of senior operating, banking and investment experience. He is the Chairman of KBL Merger Corp. IV and former COO of Pine Bridge Investments, Credit Suisse Asset Management and Deutsche Bank (Americas). He was also the co-founder and former COO of Wasserstein Perella & Co. Mr. Hornig received an A.B., M.B.A. and J.D. from Harvard University.

Dr. Krauss concluded, “CannBioRx has multiple assets in different stages of development. These range from pre-clinical programs to our Phase 2b clinical-stage program for Dupuytren’s contracture that is moving to Phase 3. This strategy opens up the possibility of achieving multiple value creation milestones over time. Our teams are working together to complete the definitive and close the transaction in a timely manner.”

The Form 8-K relating to the non-binding term sheet for the proposed transaction and related investor presentation to be filed with the SEC can be viewed at www.sec.gov.

1 https://www.frontiersin.org/articles/10.3389/fphar.2017.00460/full

2 https://www.ncbi.nlm.nih.gov/pmc/articles/PMC4279876/

3 https://www.fiercepharma.com/pharma/pharma-s-top-meds-next-year-include-abbvie-hotshot-humira-and-some-newer-products

About KBL Merger Corp. IV
KBL Merger Corp. IV is a blank check company that completed its IPO in June 2017, raising $115 million with the goal of identifying and acquiring a company with a strong value proposition mainly in the U.S. healthcare or healthcare-related wellness industry. KBL Merger Corp. IV is focused on the health and wellness industries due to its management’s deep experience in these large, growing segments of the U.S. economy. This is Dr. Krauss’ fourth SPAC in the healthcare space.

Additional Information and Where to Find It

If a definitive agreement is entered into and in connection with the proposed transactions described herein, KBL and CannBioRx will prepare a proxy statement/prospectus for KBL’s stockholders and a registration statement on Form S-4 to be filed with the Securities and Exchange Commission.  KBL’s proxy statement/prospectus will be mailed to KBL’s stockholders that do not opt to receive the document electronically. KBL and CannBioRx urge investors, stockholders and other interested persons to read, when available, the proxy statement/prospectus, as well as other documents filed with the SEC, because these documents will contain important information about the proposed business combination transaction.  Such persons can also read KBL’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, for a description of the security holdings of its officers and directors and their respective interests as security holders in the consummation of the transactions described herein. KBL’s definitive proxy statement/prospectus, which will also be included in the registration statement, will be mailed to stockholders of KBL as of a record date to be established for voting on the transactions described in this report. KBL’s stockholders will also be able to obtain a copy of such documents, without charge, by directing a request to: KBL Merger Corp. IV, 150 West 56th Street, Suite 5901, New York, NY 10019; e-mail: admin@kblvc.com.  These documents, once available, can also be obtained, without charge, at the Securities and Exchange Commission’s web site (http://www.sec.gov).

Participants in Solicitation

KBL and its directors and executive officers, may be deemed to be participants in the solicitation of proxies for the special meeting of KBL’s stockholders to be held to approve the transactions described in this press release. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of KBL’s stockholders in connection with the proposed transactions will be set forth in the proxy statement/prospectus when it is filed with the SEC. You can find information about KBL’s executive officers and directors in its Annual Report on Form 10-K, which was filed with the SEC on April 1, 2019. You can obtain free copies of these documents from KBL using the contact information above.

Non-Solicitation

This press release is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the proposed transaction and shall not constitute an offer to sell or a solicitation of an offer to buy the securities of KBL and CannBioRx, nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of U.S. federal securities laws. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results and, consequently, you should not rely on these forward-looking statements as predictions of future events. These forward-looking statements and factors that may cause such differences include, without limitation, KBL’s and CannBioRx’s inability to enter into a definitive agreement with respect to the proposed business combination transaction or to complete the transactions contemplated by the non-binding term sheet, matters discovered by the parties as they complete their respective due diligence investigation of the other; the inability to recognize the anticipated benefits of the proposed business combination, which may be affected by, among other things, the amount of cash available following any redemptions by KBL stockholders; the ability to meet NASDAQ's listing standards following the consummation of the transactions contemplated by the proposed business combination; costs related to the proposed business combination; expectations with respect to future performance, growth and anticipated acquisitions; ability to recognize the anticipated benefits of the proposed business combination; the timing of the completion of the proposed business combination; CannBioRx's ability to execute its plans to develop and market new drug products and the timing and costs of these development programs; CannBioRx's estimates of the size of the markets for its potential drug products; potential litigation involving KBL or CannBioRx or the validity or enforceability of CannBioRx's intellectual property; global economic conditions; geopolitical events and regulatory changes; access to additional financing; and other risks and uncertainties indicated from time to time in filings with the SEC. Other factors include the possibility that the proposed transaction does not close, including due to the failure to receive required security holder approvals, or the failure of other closing conditions. The foregoing list of factors is not exclusive. Additional information concerning these and other risk factors is contained in KBL’s most recent filings with the SEC and will be contained in the proxy statement/prospectus to be filed as result of the transactions described above. All subsequent written and oral forward-looking statements concerning KBL or CannBioRx, the transactions described herein or other matters and attributable to KBL or CannBioRx or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above. Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. None of KBL or CannBioRx undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in their expectations or any change in events, conditions or circumstances on which any such statement is based.

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